Exhibit 99.1

Alder BioPharmaceuticals Reports Fourth Quarter and Full Year 2015

Financial and Operating Results

Conference Call Today at 5 p.m. EST

- ALD403 12-Week Phase 2b Chronic Migraine and Phase 1 Self-Administration Top-line Data Expected First Quarter 2016 -

BOTHELL, Wash., Feb. 23, 2016 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics for the prevention of migraine, Congenital Adrenal Hyperplasia, Cushing's Disease and autoimmune and inflammatory diseases, today provided a corporate update and reported its financial results for the fourth quarter and full year ended Dec. 31, 2015.

“Our focus this year remains on the accelerated development of ALD403, Alder’s pivotal-stage migraine prevention candidate with the potential to deliver migraine-free relief to patients living with migraine. Expected progress this year includes ongoing enrollment in our first pivotal trial, PROMISE 1 as well as top-line data read-outs later this quarter from our Phase 2b chronic migraine study and our multiple dose Phase 1 study evaluating quarterly self-injectable administration of ALD403,” said Randall C. Schatzman, Ph.D., president and chief executive officer of Alder. “In addition, we plan to initiate our next pivotal study, PROMISE 2, in the second half of 2016. As we continue our clinical momentum for ALD403, we will also continue to expand our team and establish a strong foundation to support a future FDA filing and ultimately commercialization to meet the critical unmet need of the 13 million patients who are migraine prevention candidates, including the three million patients suffering from chronic migraine.”

2015 and Recent Corporate Highlights

ALD403 – Pivotal-stage novel monoclonal antibody targeting the calcitonin gene-related peptide (CGRP) for the prevention of migraine

•

Initiated PROMISE 1 (PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1), the first of two planned pivotal clinical trials intended to support a Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA). PROMISE 1 is a double-blind, randomized, placebo-controlled, multi-dose trial, evaluating the efficacy and safety of three dose levels of ALD403 in patients with frequent episodic migraine. This planned 600-patient trial is currently enrolling and top-line data are expected in the first half of 2017.

•

Completed enrollment and dosing in the ongoing 600-patient Phase 2b double-blind, randomized, placebo-controlled, dose-ranging clinical trial of ALD403 evaluating patients with chronic migraine. Top-line 12-week data are expected by the end of the first quarter of 2016. 24-week data from this trial are expected in the middle of 2016.

•

Completed enrollment and dosing in an ongoing Phase 1 placebo-controlled, multi-dose, clinical trial evaluating the pharmacokinetics and pharmacodynamics of two quarterly doses of ALD403 aimed at quarterly dosing via self-administration in healthy volunteers. Top-line data are expected by the end of the first quarter of 2016.

ALD1613 — Novel monoclonal antibody that inhibits adrenocorticotropic hormone (ACTH)

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ALD1613 has the potential to treat patients with Congenital Adrenal Hyperplasia and Cushing’s Disease. ALD1613 is undergoing Investigational New Drug (IND)-enabling preclinical studies; an IND filing with the FDA is planned for 2016.

Clazakizumab — Novel monoclonal antibody that inhibits the pro-inflammatory cytokine interleukin 6 (IL-6), an important driver of the inflammatory response

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Clazakizumab met its primary endpoint in a second Phase 2b dose-ranging clinical trial in adults with moderate to severe rheumatoid arthritis who experienced an inadequate response to TNF inhibitors. Strategic alternatives to further develop clazakizumab and leverage its ability to effectively inhibit IL-6 are actively being pursued.

Corporate

•	Completed two public offerings of common stock in 2015 with total net proceeds of approximately $406.6 million.

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Appointed two biotechnology veterans, Paul R. Carter, executive vice president, Commercial Operations at Gilead Sciences, Inc., and Paul B. Cleveland, chief executive officer of Avalanche Biotechnologies, Inc. to the Board of Directors.

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Announced senior appointments of industry veterans to strengthen and expand Alder’s leadership team to support the advancement of ALD403 toward future commercialization: James B. Bucher, J.D., as senior vice president & general counsel, Mary Tou as vice president of commercial strategy, Annette Vahratian as vice president of quality and David A. Walsey as vice president of corporate communications.

Expected 2016 Events and Milestones

•

Announce top-line 12-week data from the 600-patient Phase 2b double-blind, randomized, placebo-controlled, dose-ranging clinical trial of ALD403 in chronic migraine patients by the end of the first quarter of 2016.

•

Announce top-line 12 and 24-week data from the Phase 1 placebo-controlled, multi-dose, clinical trial of ALD403 aimed at quarterly self-administration in healthy volunteers by the end of the first quarter of 2016.

•	Announce top-line 24-week data from the 600-patient Phase 2b double-blind, randomized, placebo-controlled, dose-ranging clinical trial of ALD403 in chronic migraine patients mid-year 2016.

•

Initiate PROMISE 2 (PRevention Of Migraine via Intravenous ALD403 Safety and Efficacy 1) in patients with chronic migraine as the second of the two planned pivotal clinical trials intended to support a BLA submission to the FDA for ALD403 in the second half of 2016.

•	Initiate late stage clinical development of a self-injected formulation of ALD403 following completion of the Phase 1 trial.

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Submit an IND application to the FDA for ALD1613, a genetically engineered monoclonal antibody designed to specifically inhibit adrenocorticotropic hormone (ACTH) focusing on two orphan diseases: Congenital Adrenal Hyperplasia and Cushing’s Disease.

Fourth Quarter and Year-End 2015 Financial Results

As of December 31, 2015, Alder had $381.0 million in cash and cash equivalents, short-term and long-term investments, compared to $408.2 million as of Sept. 30, 2015 and compared to $55.9 million as of December 31, 2014.

For the quarter and for the full year ended December 31, 2015, Alder did not record any revenues compared to $6.4 million for the fourth quarter of 2014 and compared to $54.7 million for the year ended December 31, 2014. Revenues in 2014 were primarily derived from our clazakizumab collaboration with Bristol-Myers Squibb Company, which terminated in December 2014.

Research and development expenses for the quarter ended December 31, 2015 totaled $21.6 million, compared to $10.0 million for the same period in 2014. For the full year 2015, research and development expenses totaled $69.6 million, compared to $33.4 million for 2014. The increases in spending for both periods were primarily due to the ALD403 program, and consisted of costs related to the ongoing chronic migraine clinical trial, the initiation of the PROMISE 1 clinical trial and manufacturing costs of drug supplies for existing and planned pivotal clinical trials.  In addition, Alder incurred costs for IND-enabling activities for ALD1613 and increased compensation costs related to an increase in research and development headcount to support Alder's R&D activities.

General and administrative expenses for the quarter ended December 31, 2015 totaled $4.8 million, compared to $3.4 million for the same period in 2014. The increase in the fourth quarter of 2015 was primarily due to increased stock-based compensation costs. For the full year 2015, general and administrative expenses totaled $16.7 million, compared to $12.5 million for 2014. The increase in the 2015 period was due to an increase in headcount, as well as increases in market research and other administrative costs.

Net loss for the quarter ended December 31, 2015 totaled $26.2 million, or $0.60 per share, compared to net loss of $6.9 million, or $0.22 per share on a fully-diluted basis, for the same period in 2014. For the full year 2015, net loss totaled $85.5 million, or $2.11 per share on a fully-diluted basis, compared to net income of $8.9 million, or $0.30 per share, for 2014. The 2014 net income was primarily derived from revenue recognized under Alder’s collaboration with Bristol-Myers Squibb Company, which terminated in December 2014.

Conference Call and Webcast

Alder will host a conference call today at 5:00 p.m. EST to discuss these financial results and recent corporate highlights. The live call may be accessed by dialing (866) 888-8633 for domestic callers or (216) 672-4398 for international callers, and providing conference ID number 40337572. The webcast will be broadcast live on the investors section of Alder’s website at www.alderbio.com and will be available for replay following the call for 30 days.

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc. is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. ALD403, Alder’s lead pivotal-stage product candidate being evaluated for migraine prevention, is a genetically engineered monoclonal antibody that inhibits calcitonin gene-related peptide (CGRP). CGRP is a small protein with a well-established role in the initiation, transmission and heightened sensitivity to migraine pain. Alder’s second program, ALD1613, targets adrenocorticotropic hormone (ACTH) and is intended for the treatment of Congenital Adrenal Hyperplasia and Cushing’s Disease. ALD1613 is undergoing Investigational New Drug (IND)-enabling preclinical studies, and an IND submission is planned for 2016. Additionally, clazakizumab is designed to block the pro-inflammatory cytokine IL-6 and has completed two successful Phase 2b clinical trials. Alder is seeking strategic opportunities for clazakizumab. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of ALD403, ALD1613 and clazakizumab; the initiation of future clinical trials and studies; the availability of clinical trial data; future regulatory filings; patient enrollment; the expansion of Alder’s team; and the pursuit of strategic alternatives for clazakizumab.  Words such as “expected,” “potential,” “will,” “continue,” “plan,” “announce,” “further,” “seeking,” “initiate,” “submit,” “intended,” “designed,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder's current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties.  Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation:  risks related to the potential failure of ALD403, ALD1613 and clazakizumab to demonstrate safety and efficacy in clinical testing; the availability of data at the expected times; the clinical, therapeutic and commercial value of ALD403, ALD1613 and clazakizumab; risks and uncertainties related to regulatory review and approval processes and Alder’s compliance with applicable legal and regulatory requirements; the uncertain timing and level of expenses associated with the development of ALD403, ALD1613 and clazakizumab; the sufficiency of Alder’s capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the quarter and year ended December 31, 2015, which was filed with the Securities and Exchange

Commission (SEC) on February 23, 2016, and is available on the SEC's website at www.sec.gov. Additional information will also be set forth in our other reports and filings we will make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date of this press release.  Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)
	December 31,	December 31,
	2015	2014

Cash, cash equivalents and investments	$381,012	$55,872
Prepaid expenses and other assets	19,015	8,487
Total assets	$400,027	$64,359

Total liabilities	$12,510	$5,202
Total stockholders’ equity	387,517	59,157
Total liabilities and stockholders’ equity	$400,027	$64,359

Condensed Consolidated Statements of Operations
(Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues
Collaboration and license agreements	$—	$6,436	$—	$54,705
Operating expenses
Research and development	21,636	9,995	69,611	33,439
General and administrative	4,793	3,408	16,718	12,462
Total operating expenses	26,429	13,403	86,329	45,901
Income (loss) from operations	(26,429)	(6,967)	(86,329)	8,804
Total other income	264	25	859	104
Net income (loss)	$(26,165)	$(6,942)	$(85,470)	$8,908
Net income (loss) per share - basic	$(0.60)	$(0.22)	$(2.11)	$0.43
Net income (loss) per share - diluted	$(0.60)	$(0.22)	$(2.11)	$0.30
Weighted average number of common shares used in net income (loss) per share - basic	43,649,894	30,893,040	40,586,980	20,506,565
Weighted average number of common shares used in net income (loss) per share - diluted	43,649,894	30,893,040	40,586,980	29,427,287

Media Contact:	Investor Relations Contact:
David Schull or Lena Evans	David Walsey
Russo Partners, LLC	Alder BioPharmaceuticals, Inc.
(212) 845-4271 (212) 845-4262	(425) 408-8032 dwalsey@alderbio.com
david.schull@russopartnersllc.com lena.evans@russopartnersllc.com